Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form S-1, of our report dated March 30, 2022, with respect to our audit of the consolidated balance sheets of Hycroft Mining Holding Corporation as of December 31, 2021 and 2020, the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows for each of the years in the two-year period ended December 31, 2021 and 2020, and the related notes to the consolidated financial statements. We also consent to the reference to our firm under the heading “Interest of Named Experts and Counsel” in this Registration Statement.

/s/ Plante & Moran PLLC
Southfield, Michigan
April 13, 2022